EXHIBIT 10.5

SECOND AMENDED AND RESTATED
NON-RECOURSE PROMISSORY NOTE

Original Issuance Date: March 14, 2008 Amended and Restated: August 28, 2012 Amended and Restated: February 12, 2013 No. HOMS-7-1	Original Principal Amount: $550,000.00

This Second Amended and Restated Non-Recourse Promissory Note (the “Note”) is issued by TIMIOS NATIONAL CORPORATION, a Delaware corporation (the “Company”), to YA GLOBAL INVESTMENTS, L.P., a Cayman Islands exempt limited partnership, or its assigns (the “Holder”), in the principal amount set forth above as the Original Principal Amount (as may be reduced from time to time pursuant to the terms hereof, the “Principal”).  The Company hereby agrees to pay to Holder the Principal when due, whether upon the Maturity Date (as hereinafter defined), acceleration or otherwise (in each case, in accordance with the terms hereof) and to pay interest, if applicable, on outstanding Principal at the applicable interest rate if and when the same becomes due and payable.  This Note, together with that certain Second Amended and Restated Promissory Note, No. HOMS-7-2, in the original principal amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000) dated the date hereof (the “Second Restated Note”), issued by the Company to the Holder, amends and restates in its entirety that certain Amended and Restated Non-Recourse Promissory Note, No. HOMS 6-1, in the original principal amount of Two Million Three Hundred Eleven Thousand Fifty and 00/100 Dollars ($2,311,050) issued by the Company to the Holder (the “Prior Note”).  This Note and the Second Restated Note are given in substitution for but not in satisfaction of, the Prior Note.  This Note does not affect a refinancing of all or any portion of the obligations under the Prior Note, it being the intention of the Company and the Holder to avoid effectuating a novation of any such obligations.

(1)           GENERAL TERMS

(a)           Payment of Principal and Interest.  On the Maturity Date, the Company shall pay to the Holder an amount in cash equal to all outstanding Principal plus, to the extent applicable, accrued and unpaid interest thereon.

(b)           Interest.  Interest shall not accrue on the outstanding Principal balance hereof.  Notwithstanding anything to the contrary contained herein, upon the occurrence and during the continuance of a Specified Event of Default, interest shall accrue on the outstanding Principal balance hereof at an annual rate equal to twelve percent (12%).  Interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law.  The non-recourse provisions contained in this Note shall not apply to accrued and unpaid interest.  The Company shall pay accrued and unpaid interest monthly in arrears on the first Business Day of the month following the month in which such interest accrued.

(c)           Mandatory Prepayments.

(i)            Perma-Fix Promissory Note.  Within three (3) Business Days of receipt by the Company of any amounts paid by or on behalf of Perma-Fix Environmental Services, Inc. (“PESI”) in accordance with, or otherwise on account of, the PESI Note (as hereinafter defined), the Company shall immediately prepay the obligations under this Note in an amount equal to 100% of such amount(s).  For purposes hereof, the term “PESI Note” shall mean that certain Non-Negotiable Promissory Note dated the date hereof in the original principal amount of Two Hundred Twenty Nine Thousand Seven Hundred Seventy Three and 75/100 Dollars ($229,773.75) issued by PESI to the Company.

(ii)           Reserved.

(iii)          CSS Escrow Agreement.  Within three (3) Business Days of receipt by CSS Management Corp. (f/k/a Corporate Security Solutions, Inc.) (“CSS”), a wholly owned subsidiary of the Company, of all or any portion of the “Escrow Amount,” as such term is defined in the CSS Escrow Agreement (as defined below), the Company shall prepay the obligations under this Note in an amount equal to 100% of such amount(s).  For purposes hereof, the term “CSS Escrow Agreement” shall mean that certain Escrow Agreement dated as of August 19, 2011 by and among CSS, Halifax Security, Inc. and CSC Trust Company of Delaware (the “CSS Escrow Agent”).

(d)           Optional Redemption.  The Company may elect to prepay amounts outstanding under this Note in whole or in part, without premium or penalty, provided, however, any such prepayment shall be in $50,000 increments.

(e)           Non-Recourse.  This is a non-recourse note.  The source and payment hereon is limited to, and is secured by, a security interest and lien on, among other things, (i) all of the Company’s right, title and interest in and to the PESI Note and (ii) all of CSS’s right, title and interest in and to the CSS Escrow Agreement, including, without limitation, the “Escrow Amount” (as defined in the CSS Escrow Agreement) (the collateral described in subsections (i) and (ii) hereof, collectively, the “Collateral”).  The Holder’s recovery against the Company under this Note for failure to pay any Principal owing hereunder when due shall be limited solely to the Collateral.  Notwithstanding anything to the contrary contained herein, the Company shall remain liable to the Holder for any interest accruing on the Principal balance hereof, losses, liabilities, damages, costs or expenses, including attorneys’ fees, incurred by Holder arising or resulting from a Specified Event of Default hereunder.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE FOREGOING NON-RECOURSE PROVISION SHALL TERMINATE

AND BE OF NO FORCE OR EFFECT, AND THE COMPANY SHALL BE LIABLE FOR FULL PAYMENT AND PERFORMANCE OF ALL OBLIGATIONS HEREUNDER IF THERE OCCURS AN EVENT OF DEFAULT UNDER SECTIONS 2(A)(VII) AND/OR 2(A)(VIII) HEREOF.

(2)           EVENTS OF DEFAULT.

(a)           An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body:

(i)            The Company’s failure to pay to the Holder any amount of Principal, interest, or other amounts when and as due under this Note or under any other Transaction Document;

(ii)           The Company or any subsidiary of the Company shall commence, or there shall be commenced against the Company or any subsidiary of the Company under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any subsidiary of the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any subsidiary of the Company or there is commenced against the Company or any subsidiary of the Company any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of sixty one (61) days; or the Company or any subsidiary of the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any subsidiary of the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty one (61) days; or the Company or any subsidiary of the Company makes a general assignment for the benefit of creditors; or the Company or any subsidiary of the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company or any subsidiary of the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Company or any subsidiary of the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any subsidiary of the Company for the purpose of effecting any of the foregoing;

(iii)          There shall occur a default and/or Event of Default (as defined in the PESI Note) under the PESI Note;

(iv)          Any payment made by PESI to the Company under the PESI Note is made to an account other than account no. 1000038719851 held by the Company at SunTrust Bank;

(v)           Reserved;

(vi)          Halifax Security, Inc. shall have delivered a “Claim Notice,” as such term is defined in the CSS Escrow Agreement;

(vii)         The Company or CSS, as applicable, shall amend, modify or otherwise alter the PESI Note and/or the CSS Escrow Agreement or waive, cancel or terminate any term thereof;

(viii)        The Company or CSS shall transfer, assign or otherwise dispose of any Collateral; it being understood that an Event of Default under this Section 2(a)(viii) shall not occur if the CSS Escrow Agent shall transfer all or any portion of the “Escrow Amount,” as such term is defined in the CSS Escrow Agreement, to an entity other than CSS after entry of, and in accordance with, any order, judgment, decree, award or writ of any court, tribunal, arbitrator or other governmental authority having jurisdiction, in each case, after the time to file an appeal has expired or all appeals have been exhausted;

(ix)          Reserved;

(x)           The Company elects to receive “Payoff Shares,” as such term is defined in the PESI Note; or

(xi)          The Company shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach or default of any provision of this Note (except as may be covered by Section 2(a)(i) through 2(a)(x) hereof) which is not cured within the time prescribed or there shall occur a default under any Transaction Document (as defined in Section 15).

(b)           During the time that any portion of this Note is outstanding, if any Event of Default has occurred, other than an Event of Default under Section 2(a)(ii), the full unpaid Principal amount of this Note, together with accrued and unpaid interest and all other amounts owing in respect thereof, to the date of acceleration shall become, at the Holder’s election, immediately due and payable in cash.  During the time that any portion of this Note is outstanding, if any Event of Default arising under Section 2(a)(ii) has occurred, the full unpaid Principal amount of this Note, together with accrued and unpaid interest and all other amounts owing in respect thereof, to the date of acceleration shall immediately, without any further action of any party, become immediately due and payable in cash.  The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.  Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder.  No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

(3)           RESERVED.

(4)           RESERVED.

(5)           ISSUANCE OF SUBSTITUTE NOTES.

(a)           Transfer.  If this Note is assigned or transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new promissory note (in accordance with Section 5(d)), registered in the name of the transferee or assignee, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new note (in accordance with Section 5(d)) to the Holder representing the outstanding Principal not being transferred.

(b)           Lost, Stolen or Mutilated Note.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new note (in accordance with Section 5(d)) representing the outstanding Principal.

(c)           Note Exchangeable for Different Denominations.  This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new note or notes (in accordance with Section 5(d)) representing in the aggregate the outstanding Principal of this Note, and each such new note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender

(d)           Issuance of New Notes.  Whenever the Company is required to issue a new note pursuant to the terms of this Note, such new note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new note, the Principal remaining outstanding (or in the case of a new note being issued pursuant to Section 5(a) or Section 5(c), the Principal designated by the Holder which, when added to the Principal represented by the other new notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new notes), (iii) shall have an issuance date, as indicated on the face of such new note, which is the same as the Original Issuance Date of this Note and (iv) shall have the same rights and conditions as this Note

(6)           NOTICES.             Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be sent in writing and will be deemed to have been delivered:  (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (c) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  In addition, each such notice, consent, waiver or other communication shall be transmitted via email to the email addresses identified below.  The email addresses, addresses and facsimile numbers for such communications shall be:

If to the Company, to:	Timios National Corporation
4601 North Fairfax Road, Suite 1200

Arlington, VA 22203
Attn: Chief Executive Officer
Facsimile: (703) 526-0649
Email: tmcmillen@timios.com

With a copy to (which shall not constitute notice) to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
666 Third Avenue
New York, NY 10017
Attn: Jeffrey P. Schultz, Esq.
Facsimile: (212) 983-3115
Email: jpschultz@mintz.com

If to the Holder:	YA Global Investments, L.P.
101 Hudson Street, Suite 3700
Jersey City, NJ 07302
Attention: Legal Department
Telephone: (201) 985-8300
Email: mrosselli@yorkvilleadvisors.com

or at such other email address, address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Business Days prior to the effectiveness of such change.  Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

(7)           RESERVED.

(8)           RESERVED.

(9)           This Note shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to conflicts of laws thereof.  Each of the parties consents to the jurisdiction of the Superior Courts of the State of New Jersey sitting in Hudson County, New Jersey and the U.S. District Court for the District of New Jersey sitting in Newark, New Jersey in connection with any dispute arising under this Note and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens to the bringing of any such proceeding in such jurisdictions.

(10)         Notwithstanding anything to the contrary contained herein, upon the occurrence and during the continuance of a Specified Event of Default, the Company shall reimburse the Holder promptly for all fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses incurred by the Holder in any action in connection with this Note, including, without limitation, those incurred: (i) during any workout, attempted workout, and/or in connection with the rendering of legal advice as to the Holder’s rights, remedies and obligations, (ii) collecting any sums which become due to the Holder, (iii) defending or prosecuting any proceeding or any counterclaim to any proceeding or appeal; or (iv) the protection, preservation or enforcement of any rights or remedies of the Holder.  The non-recourse provisions contained in this Note shall not apply to the obligations imposed by this Section 10.

(11)         Any waiver by the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note.  The failure of the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

(12)         If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.  The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the Principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

(13)         Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(14)         THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY TRANSACTION DOCUMENT.  THE COMPANY ACKNOWLEDGES AND AGREES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE HOLDER TO AMEND AND RESTATE THE PRIOR NOTE.

(15)         CERTAIN DEFINITIONS      For purposes of this Note, the following terms shall have the following meanings:

(a)           “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions are authorized or required by law or other government action to close.

(b)           “Maturity Date” means January 1, 2015.

(c)           “Specified Event of Default” means an Event of Default arising under Section 2(a)(i), 2(a)(iii), 2(a)(iv), 2(a)(vii), 2(a)(viii), 2(a)(x) and/or 2(a)(xi).

(d)           “Transaction Documents” shall mean, collectively, this Note, the Amended and Restated Security Agreement dated as of August 28, 2012 by and between the Company and the Holder, the Amended and Restated Security Agreement dated as of August 28, 2012 by and between CSS and the Holder, the Amended and Restated Guaranty Agreement dated as of August 28, 2012 by CSS in favor of the Holder  and all other documents, instruments and agreements executed in connection herewith or therewith or relating hereto or thereto, other than the Second Restated Note, in each case, as may be amended, modified, supplemented and/or amended and restated from time to time.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Second Amended and Restated Non-Recourse Note to be duly executed by a duly authorized officer as of the date set forth above.

TIMIOS NATIONAL CORPORATION

By:	/s/ C. Thomas McMillen
Name:	C. Thomas McMillen
Title:	CEO